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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

                     DSW ALERTS CUSTOMERS OF CREDIT CARD AND
                   OTHER PURCHASE INFORMATION SECURITY ISSUES


COLUMBUS, Ohio - March 8, 2005 - Retail Ventures, Inc. (NYSE: RVI) today announced that it learned late last week of the theft of credit card and other purchase information from a portion of DSW Shoe Warehouse (DSW) customers who shopped at 103 DSW stores primarily during the last three months. DSW is a subsidiary of RVI.

Federal law enforcement authorities have been contacted by the Company and are now involved in the investigation. DSW is taking steps to address the situation, including a review of its technology systems in conjunction with a leading computer security firm and is also working with credit card companies and issuers to mitigate the situation.

Any customer information provided via DSW's web site (www.DSWShoe.com) was not impacted.

"Our first concern is to make our customers aware of this issue and ask that they maintain a watchful eye for any unauthorized use of their credit cards," said Julie Davis, Executive Vice President and General Counsel of Retail Ventures. "We take this incident very seriously and will work to identify and prosecute those responsible for this crime to the full extent of the law."

Credit card companies and issuing banks have all been contacted and are moving forward with their standard measures to monitor the cards at risk.

If a DSW customer suspects unauthorized use of their credit card information, they should immediately contact their credit card company or issuing bank to notify them of the possible unauthorized transactions. Customers with questions can call the special DSW help line: 1-800-314-0224.

DSW operates 175 better-branded DSW Shoe Warehouse stores in major metropolitan areas throughout the country. DSW is a subsidiary of Retail Ventures, Inc.



CONTACT:          ROB WHITEHOUSE, DIX & EATON INC.
                  216/241-2145 (W), 216/905-0731 (C)